EXHIBIT (11)

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                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                        Computation of Earnings Per Share
                        ---------------------------------
                      Dollars and Share Amounts in Millions

                                                                                 Years Ended June 30
                                                                -------------------------------------------------------------
BASIC NET EARNINGS PER SHARE                                    1994         1995         1996          1997         1998
----------------------------                                    -------      --------     --------      -------      --------
Net Earnings/(Loss)                                              $2,211        $2,645       $3,046       $3,415        $3,780
  Deduct preferred stock dividends                                  102           102          103          104           104
                                                               --------      --------     --------     --------      --------
Net Earnings/(Loss) Applicable to Common Stock                    2,109         2,543        2,943        3,311         3,676
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  Average number of common shares
    outstanding                                                 1,366.2       1,372.0      1,372.6      1,360.3       1,343.4

Per Share
---------
  Net earnings before prior years' effect
    of accounting changes
  Prior year effect of accounting changes

  Basic Net Earnings/(Loss) per Share                             $1.54         $1.85        $2.14        $2.43         $2.74

DILUTED NET EARNINGS PER SHARE
------------------------------
Net Earnings/(Loss)                                              $2,211        $2,645       $3,046       $3,415        $3,780
  Deduct differential -- preferred
    vs. common dividends                                             51            45           39           32            25
                                                               --------      --------     --------     --------      --------
Net Earnings/(Loss) Applicable to Common Stock                    2,160         2,600        3,007        3,383         3,755
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  Average number of common shares outstanding                   1,366.2       1,372.0      1,372.6      1,360.3       1,343.4
  Add potential effect of:
    Exercise of options                                            12.0          17.0         19.8         24.8          22.3
    Conversion of preferred stock                                 107.8         105.6        103.8        101.9          99.8
                                                               --------      --------     --------     --------      --------
  Average number of common shares
    outstanding                                                 1,486.0       1,494.6      1,496.2      1,487.0       1,465.5

Per Share
---------
  Net earnings before prior years' effect
    of accounting changes
  Prior year effect of accounting changes

  Diluted Net Earnings/(Loss) per Share                           $1.45         $1.74        $2.01        $2.28         $2.56
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